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                                                                   EXHIBIT 10.46

                              FORM OF PULITZER INC.
                           RESTRICTED STOCK UNIT AWARD

This Certificate sets forth the terms of the restricted stock unit award made by Pulitzer Inc. (the "Company") to Robert C. Woodworth ("Executive") on December 10, 2003 (the "Award Date") pursuant to the Pulitzer Inc. 2003 Incentive Plan (the "Plan").

         1. Number of Shares Covered by Award. The number of units ("Units") covered by this award is 10,267, each Unit being the notional equivalent of one share of common stock of the Company. The Company has credited the 10,267 Units to a bookkeeping account maintained by the Company in the Executive's name, effective as of the Award Date. The number of Units credited to the Executive's account will be adjusted to reflect capital changes, if any, in accordance with the terms of the Plan.

         2. Vesting. Subject to the Executive's continuing employment or service with the Company, the Units covered by this award will vest on December 31, 2009, unless and except to the extent vesting is accelerated (a) in accordance with the performance-based vesting conditions described in Exhibit A (attached), as construed and applied by the Compensation Committee of the Board of Directors of the Company, or (b) upon the occurrence of an event that would cause the acceleration of vesting under the terms of the Executive Transition Agreement dated as of January 1, 2002 between the Company and the Executive.

         3. Dividend Equivalents. The Company will make cash payments to the Executive equal to the dividends that would have been paid on the shares represented by the Units credited to the Executive's account as if the Executive owned those shares outright. The dividend equivalent payments will be made as soon as practicable after dividends are paid on the Company's outstanding shares.

         4. Distribution of Shares. If and when the Units become vested, the Company will transfer to the Executive a number of shares of Common Stock equal to the number of Units then credited to the Executive's account in full satisfaction of the Executive's interest hereunder, subject, however, to such deferral requirements as the Company may impose in order to avoid a limitation of its income tax deduction attributable to such transfer by reason of Section 162(m) of the Internal Revenue Code and such deferral opportunities as the Company may permit.

         5. Withholding. All amounts payable to the Executive hereunder, whether in cash or in kind, will be subject to applicable withholding requirements.


Accepted and Agreed to by:                   PULITZER INC.



                                             By:
-----------------------------                    --------------------------
Robert C. Woodworth                              Alan G. Silverglat
                                                   Senior Vice President-Finance
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                                                               FORM OF EXHIBIT A


                  CRITERIA FOR VESTING PERFORMANCE BASED EQUITY



Objective Criteria*


1. Grow newspaper advertising revenue minus employment revenue during the measurement period** at a rate equal to or in excess of the growth rate of the Advertising Revenue Benchmark (as hereinafter defined). The Advertising Revenue Benchmark is defined as the average annual percentage change in NAA newspaper advertising revenue minus employment revenue from year to year during the three years included in the measurement period.

2. Improve consolidated operating profit margins*** from the percentage margin in fiscal 2003 to at least _______% [to be fixed by Compensation Committee] for the 2006 fiscal year.

Subjective Criteria

1. Management of the Company's business and assets in a manner that enhances shareholder value, considering the Objective Criteria and such other factors and measurements as the Committee deems appropriate.

2. Maintaining and enhancing the Company's reputation for journalistic excellence.

3. Success in corporate governance, including an effective relationship with the Company's Board of Directors and shareholders.

4. Building and retaining an effective management team to help ensure the Company's success.

         If both of the Objective Criteria are met, all options and restricted share units subject to the application of the Performance Vesting Criteria will automatically vest. If both of the Objective Criteria are not met, none of the options or restricted share units will automatically vest, but the Committee in its discretion may vest all, some or none of the options or units based on its review of the executive's satisfaction of the Subjective Criteria.

         All options and/or units that do not vest based on performance during the measurement period will vest on December 31, 2009, subject to the executive's continuing employment and acceleration under the customary terms of the executive's stock option and restricted stock unit award agreements.


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*        In determining whether the Objective Criteria have been satisfied appropriate adjustments will be made for any acquisitions or dispositions during the measurement period.

** Measurement period is the three year period beginning January 1, 2004 and ending December 31, 2006.

*** Operating profit to revenues with Pulitzer's share of Tucson results included in both operating profits and revenues.